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Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
Horizon Organic Holding Corporation:

        We consent to the use of our report dated February 4, 2002, with respect to the consolidated balance sheets of Horizon Organic Holding Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which is included in the 2002 Form 10-K of Horizon Organic Holding Corporation, incorporated herein by reference.

KPMG LLP

Denver, Colorado
November 18, 2002

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  Exhibit 23.2